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                     May 19, 2020

       Michael Nefkins
       Chief Executive Officer
       Resideo Technologies, Inc.
       901 E 6th Street
       Austin, Texas 78702

                                                        Re: Resideo
Technologies, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            Filed February 27,
2020
                                                            File No. 1-38635

       Dear Mr. Nefkins:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services